UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

LIGHTYEAR NETWORK SOLUTIONS, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-32451	91-1829866
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1901 Eastpoint Parkway

Louisville, Kentucky 40223

(Address of Principal Executive Offices)

502-244-6666

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On January 17, 2013, SE Acquisitions, LLC (“Southeast”), a wholly-owned subsidiary of Lightyear Network Solutions, Inc. (the “Company”), exercised an option under a Lease and Option to Purchase Agreement (the “Lease Agreement”) dated January 1, 2004, with Pike County, Kentucky, to purchase the building and land located at 106 Scott Avenue, Pikeville, KY (the “Pikeville Property”). Pursuant to its terms, the Lease Agreement was terminated upon exercise of the option. Under the option, Southeast paid a cash purchase price of $841,872 for the Pikeville Property.

Immediately following its purchase of the Pikeville Property from Pike County, Southeast sold the Pikeville Property and five additional adjacent properties to the City of Pikeville, Kentucky for a cash purchase price of $1,275,000. After payment of the purchase price for the Pikeville Property and satisfaction of indebtedness secured by the adjacent properties, the transactions resulted in net proceeds to the Company of approximately $253,000.

Any description of the Lease Agreement in this Item 1.02 does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement which was attached as Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Item 2.06. Material Impairments.

The information set forth in Item 1.02 is hereby incorporated in this Item 2.06 by reference.

Upon consummation of the transactions described above and based upon the amounts received for the Pikeville Property and five additional adjacent properties, the Company expects to record an impairment on the carrying value of these assets in the fourth quarter of 2012 in the amount of approximately $950,000. The impairment charge is a non-cash charge and will not result in any future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTYEAR NETWORK SOLUTIONS, INC.

Date: January 23, 2013	By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller Chief Executive Officer